Exhibit 10.16

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into as of June 7, 2016 (the “Effective Date”), by and among John J. Patrick, Jr. (the “Executive”) on the one side, and First Connecticut Bancorp, Inc., a Maryland bank holding company (the “Company”) and its wholly-owned bank subsidiary, Farmington Bank (the “Bank”). Unless a distinction is appropriate, the term “Company” in this Agreement shall include the Bank.

WHEREAS, the Executive is currently employed as Chairman, President and CEO of the Company and Chairman, President and CEO of the Bank.

WHEREAS, the financial services industry is undergoing significant consolidation.

WHEREAS, the Executive desires to have, and the Company desires to provide financial protection to the Executive in the event the Company undergoes a change in control and the Executive’s employment terminates as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties as follows:

1.         Term and Termination.

(a)        This Agreement shall continue for a term commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Term”), and shall be automatically renewed from year to year thereafter for successive one-year terms (each, a “Renewal Term”), unless thirty (30) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice of non-renewal to the other. If such notice of non-renewal is given as permitted hereunder, the Agreement will expire at the conclusion of either the Initial Term or the Renewal Term, whichever is applicable. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the expiration of the Initial Term or a Renewal Term (as applicable), as provided in Section 2 hereof.

(b)        If not terminated under the preceding paragraph, this Agreement shall terminate on the earlier of (i) Executive’s last day of employment with the Bank, if Executive’s employment ceases for any reason other than due to an involuntary termination without Cause or a voluntary termination for Good Reason, in either case within twenty four (24) months after the occurrence of a Change in Control, or (ii) the second (2nd) anniversary of the effective date of the first Change in Control to occur following the Effective Date.

2.         At-Will Status. Notwithstanding any provision of this Agreement, Executive is employed at-will, so that Executive or the Bank may terminate Executive’s employment at any time, with or without notice, for any or no reason.

3.         Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein.

(a)        “Cause” shall mean Executive’s: (i) conviction of a felony; (ii) act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of his employment with the Bank; (iii) intentional or grossly negligent act which causes damage to property of the Bank; (iv) willful or grossly negligent violation of any law, rule, regulation or final administrative action that causes material harm to the Bank or its assets; (v) intentional or grossly negligent breach of fiduciary duty owed to the Bank involving personal profit; (vi) willful failure to discharge, or habitual neglect of, material obligations or duties of Executive’s position; or (vii) material violation of Section 7 of this Agreement. For the purpose of this paragraph, no act, or failure to act, on the part of Executive shall be deemed “intentional” or “willful” unless done, or omitted to be done, by Executive without reasonable belief that his action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated by reason of clause (vi) unless and until Executive is notified in writing by the Board of Directors of such a determination, specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with his counsel, to explain to the Board of Directors why clause (vi) has not occurred, followed by a finding by the Board of Directors (1) that, in the good faith opinion of the Board of Directors, Executive has committed an act set forth in clause (vi), (2) specifying the particulars thereof in detail, and (3) determining that such violation has not been corrected, or is not capable of correction.

(b)        “Change in Control” shall mean: (1) a change in ownership of the Company or the Bank under paragraph (i) below, or (2) a change in effective control of the Company or the Bank under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (iii) below:

(i)	A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)	A change in the effective control of the Company or the Bank shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or Bank, as applicable; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the corporation is another corporation.

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(iii)	A change in the ownership of a substantial portion of the Company’s or the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank, as applicable, that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company or Bank, as applicable, immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance. Notwithstanding anything in this subsection to the contrary, a Change in Control shall not be deemed to have occurred either (i) upon the conversion of the Bank’s mutual holding company or any future subsidiary holding company to stock form or any similar transaction or (ii) any public stock offering by the Bank or the Company or any subsidiary holding company.

(c)        A termination for “Good Reason” shall mean the Executive’s resignation from his position(s) with the Bank within six (6) months after the occurrence, without the Executive’s prior written consent, of any of the following actions by the Bank, which action is not remedied within thirty (30) calendar days after receipt by the Bank of written notice from the Executive: (i) a diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) the relocation of Executive’s principal place of work to a location more than twenty (20) miles from Executive’s current principal place of work at the Effective Date of this Agreement; or (iv) a material breach by the Bank of this Agreement or any other agreement under which Executive provides services to the Bank.

4.         Effect of Certain Terminations Following a Change in Control. In the event the Executive’s employment is involuntarily terminated by the Company without Cause or the Executive terminates employment for Good Reason, in either case within twenty four (24) months on or after the occurrence of a Change in Control, Executive shall be entitled to the following:

(a)        Subject to Sections 5, 6 and 7 hereof, severance benefits in an amount equal to three (3) times Executive’s annual base salary in effect on the date of such termination, and the amount of his target cash incentive bonus for the then current year which shall be paid within thirty (30) business days following the expiration of the Release Execution Period; and

(b)        Unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination or resignation of employment. Executive shall also be entitled to receive reimbursement for final expenses that Executive reasonably and necessarily incurred on behalf of the Company prior to Executive’s termination or resignation of

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employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Company’s expense reimbursement policies in effect at that time, such payment or payments to be made no later than the time required by applicable law, but in no event later than the sixty-first (61st) day following the date of the termination of the employment of the Executive;

(c)        Continued life insurance and non-taxable medical coverage substantially identical to the coverage maintained by the Company for the Executive prior to his Date of Termination. Such coverage and payments shall cease upon the expiration of thirty six (36) full calendar months from the Executive’s date of termination; and

(d)        The terms of any equity incentive plan or award agreements will determine to what extent, if any, such awards are accelerated for vesting and/or exercise periods.

5.         Conditions of Severance Benefits. Executive shall receive the severance benefits set forth in Section 4 only if Executive: (i) has incurred a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) presents satisfactory evidence to the Company that Executive has returned all Company property, confidential information and documentation to the Company in accordance with Section 7(f) hereof; and (iii) executes and does not revoke (other than in the case of Executive’s death) the Company’s customary separation agreement, including a release of all claims in a form and substance reasonably satisfactory to the Company (the “Release”), within forty-five (45) days of his date of termination. The Company hereby agrees that upon the lapse of the period for revocation, if the Executive has not exercised his revocation right, the Company will execute a counterpart of the Release and deliver it to Executive forthwith. The payments under Section 4(a) shall commence within the sixty (60) day period following the Executive’s date of termination; provided that if a new calendar year commences during such period, the payments shall commence no earlier than January 2 of such new calendar year. The first payment after execution of the Release shall include all amounts that would have been paid following the date of termination had the Release been effective immediately following the date of termination but which were not yet paid.

6.         Limitation on Benefits.

IT IS THE INTENTION OF EXECUTIVE AND THE COMPANY THAT NO PAYMENTS BY THE COMPANY TO OR FOR THE BENEFIT OF EXECUTIVE UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT OR PLAN PURSUANT TO WHICH EXECUTIVE IS ENTITLED TO RECEIVE PAYMENTS OR BENEFITS BE NON-DEDUCTIBLE TO THE COMPANY BY REASON OF THE OPERATION OF CODE SECTION 280G RELATING TO PARACHUTE PAYMENTS. IF ALL, OR ANY PORTION, OF THE PAYMENTS PROVIDED UNDER THIS AGREEMENT, EITHER ALONE OR TOGETHER WITH OTHER PAYMENTS AND BENEFITS WHICH EXECUTIVE RECEIVES OR IS ENTITLED TO RECEIVE FROM THE COMPANY, WOULD CONSTITUTE A “PARACHUTE PAYMENT” WITHIN THE MEANING OF CODE SECTION 280G, THE SEVERANCE PAYMENTS PROVIDED UNDER THIS AGREEMENT SHALL BE REDUCED TO THE EXTENT NECESSARY SO THAT NO PAYMENTS OR BENEFITS PROVIDED BY

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THE COMPANY TO THE EXECUTIVE SHALL FAIL TO BE TAX-DEDUCTIBLE UNDER CODE SECTION 280G. TO THE EXTENT IT IS DETERMINED THAT PAYMENTS EXCEEDING SUCH MAXIMUM DEDUCTIBLE AMOUNT HAVE BEEN MADE TO OR FOR THE BENEFIT OF EXECUTIVE, SUCH EXCESS PAYMENTS SHALL BE REFUNDED TO THE COMPANY UPON SUCH DETERMINATION, WITH INTEREST THEREON AT THE APPLICABLE FEDERAL RATE DETERMINED UNDER CODE SECTION 1274(D), COMPOUNDED ANNUALLY.

7.         RESTRICTIVE COVENANTS; CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

(a)        Non-Competition and Non-Solicitation. The benefits provided to Executive under this Agreement are specifically conditioned on Executive’s covenant that, during Executive’s employment and for a period of eighteen (18) months following the Executive’s termination of employment with the Company, Executive will not, without the written consent of the Company, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or any affiliate of the Company, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business which operates an insured depository institution that competes with the Company or any affiliate of the Company, that is: (i) headquartered within twenty (20) miles of a Company branch office or any proposed Company branch office for which the Company has filed an application for regulatory approval to establish an office (the “Restricted Territory”), determined on the earlier of the date of occurrence of the solicitation or effective date of termination of employment, or (ii) has one or more Companying offices (e.g., offices engaged in insured deposit taking), but is not headquartered within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have direct solicitation responsibilities or solicitation duties within the Restricted Territory;

(ii)	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other business that operates an insured depository institution that competes with the Company or any affiliate of the Company, that is: (A) headquartered within the Restricted Territory, determined on the earlier of the date of occurrence of the event or the effective date of termination of employment; or (B) has one or more banking offices, but is not headquartered within the Restricted Territory, but in the latter case, only if Executive would be employed to directly solicit business or have other direct solicitation responsibilities or

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solicitation duties within the Restricted Territory, and in either case, this sub-section 7(a)(ii) shall apply following Executive’s termination of employment only if Executive is entitled to receive the severance benefits described in Section 4 of this Agreement; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company.

(b)        Confidentiality. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of Companying, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. Further, Executive may disclose information regarding the business activities of the Company to any Company regulator having regulatory jurisdiction over the activities of the Company.

(c)        Information/Disclosure. During his employment and for a period of one (1) year following his termination of employment with the Company, Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may be reasonably required by the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Company or any affiliate of the Company. Executive shall be paid or reimbursed for all reasonable expenses incurred by Executive in connection with the rendering of such assistance to the Company. Such reimbursement shall occur no later than sixty (60) days after the end of the calendar year in which Executive incurs such expense.

(d)        Effect of violation. In the event that the Executive violates any of the provisions of this Section, all severance payable to Executive under this Agreement shall cease and any severance previously paid shall be reimbursed to the Company within thirty (30) days of the Company’s notification to Executive that this provision has been violated.

(e)        Equitable Relief. Executive agrees that any breach of Executive’s obligations set forth in this Section 7 will cause irreparable damage to the Company and in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violations of Executive’s obligations hereunder.

(f)         Return of Property. All written materials, records and documents made by Executive or coming into Executive’s possession during Executive’s employment concerning

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any products or processes used, developed, investigated or considered by the Company (or any of its affiliates) or otherwise concerning the business or affairs of the Company (or any of its affiliates), shall be the sole property of the Company (or such affiliate), and upon termination of Executive’s employment, or upon request of the Company during Executive’s employment, Executive shall promptly deliver same to the Company. In addition, upon termination of Executive’s employment, or upon request of the Company during Executive’s employment, Executive will deliver to the Company all other Company property in Executive’s possession or under Executive’s control, including but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Company credit cards and automobiles.

8.         Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Company:

First Connecticut Bancorp, Inc.

One Farm Glen Boulevard

Farmington, CT 06032

Attention: Lee Nordstrom, SVP Human Resources

and, if to Executive:

John J. Patrick, Jr.

57 Kelsey Lane

Glastonbury, CT 06033

9.         Governing Law/Interpretation. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Connecticut without regard to conflict or choice of law principles applicable therein. Any action, suit or other proceeding initiated by any party under or in connection with this Agreement must be brought in any Federal or State court in the State of Connecticut and both parties consent to the jurisdiction and venue of any Federal or State court in the State of Connecticut and agree that Connecticut is a convenient forum within which to litigate such dispute.

10.       Code Section 409A.

(a)        If this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended, it is the intent of the parties that this Agreement and all payments made hereunder shall be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder.

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(b)        Notwithstanding any other provision with respect to the timing of payments under Section 4(a), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (meaning a key employee as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended, without regard to paragraph 5 thereof) of the Company (or a Company affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4(a) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the withheld payments shall be paid to Executive in a lump sum.

(c)        The Company and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto. Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

(d)        For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)        In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

11.       Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

12.       Required Regulatory Provisions. Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

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13.       Miscellaneous Provisions.

(a)        Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Company will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law.

(b)        Exclusive Remedy. Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Company as a result of or in connection with the termination or resignation of Executive’s employment at any time, for any reason. The payments and benefits set forth in Section 4 hereof shall constitute Executive’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination or resignation of Executive’s employment relationship.

(c)        Entire Agreement. This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Company that does not relate to the subject matter hereof.

(d)        Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns, as well as Executive’s heirs and representatives.

(e)        Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

(f)         Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 11(f). No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed,

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discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by both parties. No modification or waiver by the Bank is effective without written consent of the Bank’s Chairman in office at the time of such modification or waiver.

(g)        Arbitration. Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in Hartford, Connecticut, before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section 18 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 10 hereof.

(h)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(i)         Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

FARMINGTON BANK

By: /s/John J. Carson
Name: John J. Carson
Title: Chair of Compensation Committee

FIRST CONNECTICUT BANCORP, INC.

By: /s/John J. Carson
Name: John J. Carson
Title: Chair of Compensation Committee

EXECUTIVE:

/s/John J. Patrick, Jr.

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